Exhibit 10.41.5

EXECUTION COPY

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of the 30th day of June, 2006, by and among CADMUS COMMUNICATIONS CORPORATION (the “Borrower”), the LENDERS party hereto, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, BNP PARIBAS, ING CAPITAL LLC, and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents, and the GUARANTORS party hereto.

R E C I T A L S:

The Borrower, the Administrative Agent and the Lenders have entered into a certain Second Amended and Restated Credit Agreement dated January 28, 2004 (as amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of June 15, 2004, the Second Amendment to Second Amended and Restated Credit Agreement dated as of September 17, 2004, the Third Amendment to Second Amended and Restated Credit Agreement dated as of February 28, 2005 and the Fourth Amendment to Second Amended and Restated Credit Agreement dated as of September 12, 2005, as so amended, the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Guarantors have executed or otherwise become a party to a certain Amended and Restated Guaranty Agreement dated as of January 28, 2004 (the “Guaranty”).

The Borrower and the Guarantors have requested the Administrative Agent and the Lenders to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Amendments. The Credit Agreement is hereby amended as set forth in this Section 2.

Section 2.1. Amendments to Definitions. The definitions set forth in Section 1.01 of the Credit Agreement are hereby amended as follows:

(a) by adding the following new definitions, in alphabetical order, to read in their entirety as follows:

“Account” has the meaning set forth in the UCC, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations.

“Account Debtor” means a Person who is obligated under any Account.

“Borrowing Base” means, for any date, an amount equal to: (i) 75% of the total amount of Eligible Accounts; plus (ii) 25% of the total amount of Eligible Inventory; plus (iii) 30% of the total amount of Eligible Equipment; plus (iv) 30% of the total amount of Eligible Real Property; calculated as of the most recent Calculation Date for which a Borrowing Base Certificate has been received by the Administrative Agent pursuant to Section 6.01(m). Notwithstanding the foregoing, for the period from the date of this Amendment to the date of delivery of the Borrowing Base Certificate pursuant to Section 6.01(m) for the Fiscal Quarter ending June 30, 2006, the Borrowing Base shall be $89,730,000. If the Administrative Agent does not receive from the Borrower any Borrowing Base Certificate when and as required pursuant to Section 6.01(m), then the Borrowing Base for such Calculation Date shall be zero until such Borrowing Base Certificate is received by the Administrative Agent.

“Borrowing Base Certificate” has the meaning set forth in Section 6.01(m).

“Calculation Date” means the last day of each Fiscal Quarter.

“Chattel Paper” has the meaning set forth in the UCC, including Electronic Chattel Paper and Tangible Chattel Paper (each as defined in the UCC), together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations.

“Collateral Location” means any location where Collateral is located, as identified and certified by the Borrower in the Schedules to the Security Documents.

“Eligible Accounts” means (i) all Accounts in Dollars included under the category of accounts receivable on the Borrower’s balance sheet as of the applicable Calculation Date and evidenced by a paper invoice or electronic equivalent created or acquired by any Loan Party arising from the sale of Inventory and/or the provision of services in such Loan Party’s ordinary course of business, in which the Collateral Agent has a first priority, perfected security interest and such Accounts are subject to no other Liens except for Liens permitted under clauses (e) and (f) of the definition of Permitted Liens, and (ii) all rebates included under the category of accounts receivable on the Borrower’s balance sheet as of the applicable Calculation Date and owed to any Loan Party as a result of purchase of paper, ink or other materials under valid and enforceable contract rebate provisions, in which the Collateral Agent has a first priority, perfected security interest and such rebates are subject to no other Liens except for Liens permitted under clauses (e) and (f) of the definition of Permitted Liens. Notwithstanding the fact that neither Cadmus Hong Kong Limited (“Cadmus HK”) nor KnowledgeWorks Global Limited (“KGL”) is a Loan Party, the Accounts of Cadmus HK and KGL, as applicable, shall be included as Eligible Accounts in the calculation of the Borrowing Base (A) to the extent that such Accounts otherwise satisfy the criteria for Eligible Accounts as described above and (B) so long as each of Cadmus HK and KGL, as applicable, remains a Wholly Owned Subsidiary of the Borrower.

“Eligible Equipment” means new or used Equipment (valued net of depreciation as shown on the Borrower’s balance sheet as of the applicable Calculation Date and included under the category of property, plant and equipment) but only to the extent that such Equipment: (i) has been purchased by such Loan Party; (ii) has been delivered to and accepted by such Loan Party and installed at premises owned or leased by such Loan Party; and (iii) is subject to the Collateral Agent’s duly perfected, first priority security interest and such Equipment is subject to no other Lien except for Liens permitted under clauses (e) and (f) of the definition of Permitted Liens. For purposes of calculating the Borrowing Base as of the June 30, 2006 Calculation Date only, Eligible Equipment shall also include a Goss Sunday 3000/32 web press and a Goss Sunday 4000/48 web press acquired in connection with the Equipment Upgrade notwithstanding the fact that such Equipment is currently encumbered by purchase money Liens.

“Eligible Inventory” means all Inventory (valued as listed under the category of inventories on the Borrower’s balance sheet as of the applicable Calculation Date) acquired by any Loan Party in the ordinary course of its business as presently conducted consisting of raw materials, work-in-process and finished goods which is at all times subject to a duly perfected, first priority security interest in favor of the Collateral Agent and such Inventory is subject to no other Lien except for Liens permitted under clauses (e) and (f) of the definition of Permitted Liens.

“Eligible Real Property” means any Loan Party’s leasehold and fee interests in real property (valued net of depreciation as shown on the Borrower’s balance sheet as of the applicable Calculation Date and included under the category of property, plant and equipment) located within the United States of America in which the Collateral Agent on behalf of the Lenders has a first priority valid and perfected lien evidenced by a Mortgage and such real property is subject to no other Lien except for Liens permitted under clauses (e) and (f) of the definition of Permitted Liens.

“Equipment” has the meaning set forth in the UCC.

“Instrument” has the meaning set forth in the UCC.

“Inventory” has the meaning set forth in the UCC.

“Letter-of-Credit Right” has the meaning set forth in the UCC.

“Outstandings” means, at any time, the Revolving Credit Exposure at such time minus the cash on deposit in the Subsidiary Deposit Accounts at such time.

“Revolving Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Credit Loans, plus (ii) the aggregate principal amount of all Swing Line Loans, plus (iii) the aggregate amount of all Letter of Credit Obligations at such time.

“Subsidiary Deposit Accounts” means the deposit accounts of Cadmus Investments, LLC and CDMS Management, LLC with the Administrative Agent to the extent that such accounts are subject to a valid and perfected first priority Lien in favor of the Collateral Agent for the benefit of the Lenders pursuant to documentation satisfactory to the Collateral Agent.

“Supporting Obligation” has the meaning set forth in the UCC.

“UCC” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of North Carolina or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the UCC.

(b) by amending and restating in its entirety clause (B) of the definition of “Permitted Acquisition” to read as follows:

(B) immediately prior to, and immediately after giving effect to, such Acquisition, (i) the Total Leverage Ratio shall be less than 4.25 to 1.00 and (ii) each of the Total Leverage Ratio and the Senior Leverage Ratio calculated on a pro forma basis shall be at least 0.25% less than the maximum Total Leverage Ratio and the maximum Senior Leverage Ratio permitted under Section 6.03 or 6.04, respectively;

(c) by amending and restating the following definitions to read in their entirety as follows:

“Revolving Credit Availability” means, at any time, the lesser of (a) the amount by which the aggregate Revolving Credit Commitments of all Lenders at such time exceeds the Revolving Credit Exposure and (b) the amount by which the then current Borrowing Base exceeds the Outstandings at such time.

Section 2.2. Amendment to Section 2.01(ii). Clause (ii) of the proviso to the first sentence of Section 2.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(ii) immediately after each such Revolving Credit Loan is made, the Revolving

Credit Exposure shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time and the Outstandings at such time shall not exceed the then current Borrowing Base, and

Section 2.3. Amendment to Section 2.10(a). The second sentence of clause (a) of Section 2.10 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

In any event, at any time that the aggregate amount of the Revolving Credit Exposure exceeds the aggregate amount of the Revolving Credit Commitments of all the Lenders at such time or the Outstandings at such time exceed the then current Borrowing Base, the Borrower shall repay or prepay Loans as may be necessary so that after such payment the aggregate amount of the Revolving Credit Exposure does not exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders at such time and the Outstandings at such time do not exceed the then current Borrowing Base.

Section 2.4. Amendment to Section 2.14(a). Clause (a) of Section 2.14 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a) The Borrower may prior to the Revolving Credit Maturity Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender prior to the Revolving Credit Maturity Date will make, Swing Line Loans to the Borrower in Dollars, in an aggregate principal amount at any one time outstanding, not exceeding $10,000,000, provided that the aggregate Revolving Credit Exposure at any one time outstanding shall not at any one time exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders at such time and the Outstandings at any one time shall not exceed the then current Borrowing Base.

Section 2.5. Amendments to Section 4.02. Section 4.02 of the Credit Agreement is amended as follows:

(a) by amending and restating clause (a)(i) to read in its entirety as follows:

(i) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 and compliance with the provisions of Section 2.01, in the case of a Revolving Credit Loan;

(b) by amending and restating clause (e)(iii) to read in its entirety as follows:

(iii) the aggregate Revolving Credit Exposure shall not exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders and the Outstandings shall not exceed the then current Borrowing Base and

Section 2.6. Amendment to Section 5.11. Section 5.11 of the Credit Agreement is amended by adding a new clause (e) to the end thereof to read as follows:

(e) Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (i) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (ii) arises from (A) a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement or (B) a rebate for the purchase of supplies in the ordinary course of business in accordance with the terms and conditions of the applicable contract rebate provisions; and (iii) is free of all Liens except for the Liens of the Collateral Agent under the Loan Documents and Liens permitted under clauses (e) and (f) of the definition of Permitted Liens. Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

Section 2.7. Amendments to Section 6.01. Section 6.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (k), deleting the period and inserting a semicolon followed by the word “and” at the end of clause (l) and inserting the a new clause (m) to end of Section 6.01 to read as follows:

(m) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a completed certificate in the form attached hereto as Exhibit D (a “Borrowing Base Certificate”). Each Borrowing Base Certificate shall be certified by the chief financial officer, the chief accounting officer or the treasurer of Borrower to be accurate and complete and in compliance with the terms of this Agreement. The Borrower shall include with each such Borrowing Base Certificate any other report as the Administrative Agent may from time to time require in its sole discretion, each prepared with respect to such periods and with respect to such information and reporting as the Administrative Agent may require.

Section 2.8. Amendment to Section 6.03. Section 6.03 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 6.03. Maximum Total Leverage Ratio. The Borrower shall not suffer or permit the Total Leverage Ratio at any time during each period set forth in the chart below to exceed the applicable ratio set forth opposite such period.

Fiscal Quarter Ending During the Period:	Total Leverage Ratio:
Effective Date through 12/30/04	4.00 to 1.00
12/31/04 through 09/30/05	3.75 to 1.00
10/1/05 through 03/31/06	4.50 to 1.00
04/1/06 through 06/29/06	4.25 to 1.00
06/30/06 through 12/30/06	5.75 to 1.00
12/31/06 through 03/30/07	5.50 to 1.00
03/31/07 through 06/29/07	4.50 to 1.00
06/30/07 through 09/29/07	4.00 to 1.00
09/30/07 and thereafter	3.50 to 1.00

Section 2.9. Amendment to Section 6.04. Section 6.04 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 6.04. Maximum Senior Leverage Ratio. The Borrower shall not suffer or permit the Senior Leverage Ratio at any time during each period set forth in the chart below to exceed the applicable ratio set forth opposite such period.

Fiscal Quarter Ending During the Period:	Senior Leverage Ratio:
Effective Date through 12/30/04	1.75 to 1.00
12/31/04 through 09/30/05	1.50 to 1.00
10/1/05 through 3/31/06	2.25 to 1.00
04/1/06 through 06/29/06	2.00 to 1.00
06/30/06 through 12/30/06	2.25 to 1.00
12/31/06 through 03/30/07	2.00 to 1.00
03/31/07 through 6/29/07	1.75 to 1.00
06/30/07 and thereafter	1.50 to 1.00

Section 2.10. Amendment to Section 6.29. Clause (3) of the proviso to the first sentence of Section 6.29 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(3) immediately prior to, and immediately after giving effect to, such Restricted Payment, (i) the Total Leverage Ratio shall be less than 4.25 to 1.00 and (ii) each of the Total Leverage Ratio and the Senior Leverage Ratio calculated on a pro forma basis shall be at least 0.25% less than the maximum Total Leverage Ratio and the maximum Senior Leverage Ratio permitted under Section 6.03 or 6.04, respectively;

Section 2.11. Amendment to Exhibits. The Credit Agreement is hereby amended by adding a new Exhibit D thereto in the form attached hereto.

SECTION 3. Consent and Waiver; Agreement of the Borrower. The Administrative Agent and the Lenders hereby (i) consent to the extension to September 21, 2006 for compliance with Section 6.23(b) of the Credit Agreement with respect to the pledge of 65% of the capital stock of Cadmus Hong Kong Limited and KnowledgeWorks Global Limited and (ii) waive compliance with Section 6.23(b) of the Credit Agreement to the extent that the provisions thereof require effectiveness of the pledge of 65% of the capital stock of Cadmus Hong Kong Limited and KnowledgeWorks Global Limited by an earlier date. The Borrower hereby agrees that the pledge of 65% of the capital stock of Cadmus Hong Kong Limited and KnowledgeWorks Global Limited in compliance with Section 6.23(b) of the Credit Agreement shall be effected and the required documentation received by the Collateral Agent on or before September 21, 2006 and failure to do so in compliance with Section 6.23(b) of the Credit Agreement by such date shall be an immediate Event of Default (without any notice or lapse of time) under Article VII of the Credit Agreement and shall permit the exercise of all rights and remedies of the Administrative Agent and the Lenders as a result of such Event of Default.

SECTION 4. Conditions to Effectiveness. This Amendment shall be effective as of June 30, 2006 upon satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a duly executed counterpart of this Amendment signed by the Borrower, the Guarantors, and the Required Lenders;

(b) receipt by the Administrative Agent from the Borrower of any and all fees and expenses to be paid by the Borrower to the Administrative Agent in connection with this Amendment including, without limitation, (i) for the ratable account of each Lender executing this Amendment an amendment fee equal to the product of (A) such Lender’s Revolving Credit Commitment as of the date of this Amendment multiplied by (B) 0.15% and (ii) all reasonable fees and expenses of counsel to the Administrative Agent; and

(c) the fact that the representations and warranties of the Borrower contained in Article V of the Credit Agreement and in Section 6 of this Amendment shall be true on and as of the date hereof; except, in the case of representations and warranties of the Borrower contained in Section 5.04(b) of the Credit Agreement for matters which have previously been disclosed in the Borrower’s SEC filings or to the Administrative Agent and the Lenders in one or more Compliance Certificates.

SECTION 5. No Other Amendment or Waiver. Except for the amendments and waivers set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended or waived, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Obligations. The Borrower promises and agrees to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, being hereby ratified and affirmed. The Borrower hereby expressly agrees that the Credit Agreement, as amended, is in full force and effect.

SECTION 6. Representations and Warranties. The Borrower hereby represents and warrants to each of the Lenders as follows:

(a) After giving effect to this Amendment, no Default under the Credit Agreement has occurred and is continuing on the date hereof.

(b) Each of the Borrower and the Guarantors has the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of each of the Borrower and the Guarantors and constitutes a legal, valid and binding obligation of each of the Borrower and the Guarantors enforceable against it in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance of each of the Borrower and the Guarantors hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation or bylaws of the Borrower or any Guarantor, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower or any Guarantor is party or by which the assets or properties of the Borrower or any Guarantor are or may become bound.

SECTION 7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of North Carolina.

SECTION 9. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Guaranty and Indemnity, Subrogation and Contribution Agreement, said Guaranty and Indemnity, Subrogation and Contribution Agreement being hereby ratified and affirmed. The Guarantors hereby expressly agree that the Guaranty and Indemnity, Subrogation and Contribution Agreement are in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, under seal, this Amendment as of the day and year first above written.

BORROWER:

CADMUS COMMUNICATIONS CORPORATION

By:	/s/ Paul K. Suijk	(SEAL)
Name:	Paul K. Suijk
Title:	Senior VP & CFO

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Mark B. Felker
Name:	Mark B. Felker
Title:	Managing Director
Wachovia Bank, National Association

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

By:	/s/ Scott K. Mitchell
Name:	Scott K. Mitchell
Title:	Senior Vice President

BNP PARIBAS, as Co-Documentation Agent and a Lender

By:	/s/ Shayn March
Name:	Shayn March
Title:	Director

By:	/s/ Angela Bentley-Arnold
Name:	Angela Bentley-Arnold
Title:	Director

ING CAPITAL LLC, as Co-Documentation Agent and a Lender

By:	/s/ William C. Beddingfield
Name:	William C. Beddingfield
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and a Lender

By:	/s/ Andrew Wynn
Name:	Andrew Wynn
Title:	Managing Director

NATIONAL CITY BANK, as a Lender

By:	/s/ Heather McIntyre
Name:	Heather McIntyre
Title:	Vice President

HARRIS N.A., as a Lender

By:	/s/ John Armstrong
Name:	John Armstrong
Title:	Vice President

GUARANTORS:

CADMUS INTERNATIONAL HOLDINGS, INC.; CADMUS JOURNAL SERVICES, INC.; CADMUS MARKETING GROUP, INC.; CADMUS PRINTING GROUP, INC.; PORT CITY PRESS, INC.; SCIENCE CRAFTSMAN INCORPORATED; WASHBURN GRAPHICS, INC.

By:	/s/ Christopher T. Schools	(SEAL)
Name:	Christopher T. Schools
Title:	VP & Treasurer

CADMUS GOVERNMENT PUBLICATION SERVICES, INC.

By:	/s/ Paul D. Moruza	(SEAL)
Name:	Paul D. Moruza
Title:	President

CADMUS INVESTMENTS, LLC

By:	/s/ Christopher T. Schools	(SEAL)
Name:	Christopher T. Schools
Title:	President & Assistant Treasurer

CDMS MANAGEMENT, LLC

By:	/s/ Christopher T. Schools	(SEAL)
Name:	Christopher T. Schools
Title:	Treasurer

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

Reference is made to the Second Amended and Restated Credit Agreement dated as of January 28, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Cadmus Communications Corporation, the Lenders party thereto from time to time, Bank of America, N.A., as Syndication Agent, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Borrower hereby certifies and warrants that at the close of business on                                  (the “Calculation Date”), Borrowing Availability was $                    , computed as set forth on the schedule attached hereto.

Borrower has caused this Borrowing Base Certificate to be executed and delivered by its officer thereunto duly authorized on                     .

CADMUS COMMUNICATIONS CORPORATION

By:	(SEAL)
Name:
Title:

Schedule to Borrowing Base Certificate

Dated as of

1.	Eligible Accounts	$

2.	Item 1 multiplied by 75%		$

3.	Eligible Inventory	$

4.	Item 3 multiplied by 25%		$

5.	Eligible Equipment and Eligible Real Property	$

6.	Item 5 multiplied by 30%		$

7.	Total Borrowing Base (the sum of items 2, 4 and 6)		$

8.	Outstandings (Principal amount of all Revolving Credit Loans, plus principal amount of all Swing Line Loans, plus amount of all Letter of Credit Obligations, minus Subsidiary Deposit Accounts)		$

9.	Total Borrowing Availability (Borrowing Base minus Outstandings)		$